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                                                                   Exhibit 10.10

                         AGREEMENT FOR ELECTRIC SERVICE

     AGREEMENT made this 18th day of August, 2005, by and between West Plains Electric Cooperative, Inc., 2156 4th Avenue East, Dickinson, North Dakota, hereinafter referred to as Seller, and Red Trail Energy LLC, 11 South Ave. West Richardton, ND 58652, North Dakota, hereinafter referred to as Consumer.

WITNESSETH:

     The Seller agrees to provide electric power and energy to the Consumer may need at the location described in EXHIBIT "A", attached hereto upon the following terms. The Consumer agrees to purchase all of its electric power and energy needs exclusively from the Seller upon the following terms:

1.   Service Characteristics:

     a. Service hereunder shall be alternating current, 3 phase, 4 wire, wye, 60 Hz, 12470/7200 volts and primary metered at 12470/7200 volts.

     b. The Seller shall build, own, and maintain the primary electrical facilities. Such facilities include a 41.6 kV tap, 41.6kV/12.5kV Substation, 12.5kV breaker, and high side metering at the substation. Consumer shall be responsible to build, own, and maintained all other electrical facilities.

     c. The Seller shall provide up to 6.0 Megawatt (mW) of electric demand and related energy.

     d. The Consumer shall maintain a Power Factor (PF) between 95% leading and 93% lagging.

     e. The Consumer may participate in load management programs offered by the Seller.

     f. The Seller may also provide other electrical services as requested by Consumer at the rates determined by the Seller.


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2.   Rates and Payment:

     a. The Consumer shall pay the Seller, monthly upon billings therefore, for electric service, demand and energy, at the rates and under the service provisions set forth in EXHIBIT "B" attached hereto and made a part of this Agreement.

     b. The initial billing period shall start when Consumer begins using electric demand and energy, or thirty (30) days after the Seller notifies the consumer in writing that service is available hereunder, whichever occurs first.

     c. No capital credits will be earned for interest, fees, penalties, or aid to construction payments.

     d. Capital credit earnings will be allocated for the Consumer as per the Seller's Policy for the Contract Rate. It is further agreed that in the event the Consumer permanently ceases to operate, Seller shall have the right to apply all earned and allocated capital credits of the Consumer on a dollar for dollar basis to offset and reimburse the Seller the electric plant provided for this service.

3.   Membership:

     The Consumer has applied for membership, paid the membership fee, and been accepted as a member of the Seller. As part of this contract and the membership agreement, the Consumer is bound by the Articles of Incorporation and Bylaws of the Seller as amended from time to time and by rules or regulations that are already or that may hereafter be adopted by the Seller.

4.   Continuity of Service:

     The Seller shall use reasonable diligence to provide a constant and uninterrupted supply of electric demand and energy hereunder. If the supply of electric demand and energy shall fail or be interrupted, or become defective through act of God, Governmental authority, action of the elements, public enemy, accident, strikes, labor trouble, maintenance work, inability to secure right-of-way, or any inability, for whatever cause of the Seller's wholesale power supplier to provide demand and energy, or any other cause beyond the reasonable control of Seller, the Seller shall not be liable therefor or for any damages caused thereby and shall be relieved of all responsibility to furnish power and energy until electrical energy is again available to Seller.


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5.   Meter Testing and Revenue Billing

     The seller shall be responsible to maintain and test all equipment related to revenue billing. Both the Seller and Consumer agree to any adjustments in the revenue billing if an error in billing is found by testing.

6.   Right of Access:

     Duly authorized representatives of the Seller shall be permitted to enter upon the Consumer's premises at all reasonable times in order to carry out the provisions hereof. Seller agrees to comply with all Environmental Safety and Health (ES&H) guidelines and guest procedures while on the Consumer's premises.

7.   Term:

     a. This Agreement shall become effective on the date signed by both parties.

     b. This Agreement shall remain in effect for five (5) years following the start of the initial billing period and thereafter for additional three year terms until terminated by either party giving to the other six (6) months' notice in writing.

     c. Notwithstanding any of the foregoing, this agreement shall terminate immediately whenever the Consumer's load on the Seller's facilities exceeds 6.0 Megawatts (mW). If Consumer's future plans include a load increase beyond the 6.0 Megawatts limitation, the seller requires an 18 month notice to prepare the power grid to accommodate the Consumer's needs.

     d. All parties expressly understand that the Seller's rate schedule may change upon approval of Seller's governing board. Seller agrees that any such change must be consistent with the formulae and criteria applicable to all consumers within the seller's current rate schedule 62 or to all consumers within any other rate charged the class of consumer to which the buyer may belong. The Seller agrees to make no discriminatory rate changes. The parties agree that a change in rate schedule shall be made effective and passed through in the next billing cycle following approval by the Seller's governing board.

8.   Succession:

     This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the respective parties hereto.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement all as of the day and year first above written.

ATTEST:                                 WEST PLAINS ELECTRIC COOPERATIVE


By:                                     By: /s/ David C. Schelkoph
    ---------------------------------       ------------------------------------
                                            David C. Schelkoph
                                            CEO

(Corporate Seal)


ATTEST:                                 RED TRAIL ENERGY


By:                                     By: /s/ Ambrose R. Hoff
    ---------------------------------       ------------------------------------
                                            Ambrose R. Hoff
                                            President
(Corporate Seal)


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                                    EXHIBIT B

                           ELECTRIC RATE SCHEDULE 62

MONTHLY FACILTY CHARGE: $400

ENERGY CHARGE: First 400,000 kWh - 0.038 per kWh.
               Excess kWh - 0.028 per kWh

MONTHLY DEMAND CHARGE: Demand charge $8.00 per kW

The monthly Demand Charge shall be the highest recorded 15-minute demand (kW).

                           POWER COST ADJUSTMENT (PCA)

A monthly Power Cost Adjustment (PCA) may be applied to all Non-Standby Energy. The PCA shall be based on the current month's kWh usage. The formula for calculating the PCA is based upon budgeted and actual wholesale power supply costs. The PCA and the formula used for calculating it will change from time to time without notice.

                           POWER FACTOR PENALTY CHARGE

A power factor penalty shall be applied for an average power factor less than 92% lagging or greater than 95% leading. The power factor penalty applies to either a lagging or leading power factor. The average monthly power factor shall be determined by the utility billing meter.

The power factor penalty charge will be an adjustment added to the monthly Demand Charge. The penalty shall only be applied when the average power factor exceeds the limit. The penalty shall be calculated as follows:

                              Lagging Power Factor

The monthly Demand (kW) multiplied by a power factor of 93% divided by the actual average power factor obtained from the billing meter. The resultant value less the actual monthly demand (kW) shall be charged at the current demand rate. Expressed as an equation thus:

             [[monthly demand X 93%]                ]
             [[--------------------]- monthly demand] X demand rate
             [[actual power factor ]                ]

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                              Leading Power Factor

The monthly Demand (kW) multiplied by a power factor of 95% divided by the actual average power factor obtained from the billing meter. The resultant value less the actual monthly demand (kW) shall be charged at the current demand rate. Expressed as an equation thus:

             [[monthly demand X 95%]                ]
             [[--------------------]- monthly demand] X demand rate
             [[actual power factor ]                ]


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